Exhibit 10.1

NOTE AND WARRANT PURCHASE AGREEMENT

among

GENAISSANCE PHARMACEUTICALS, INC.,

LARK TECHNOLOGIES, INC.,

the Co-Borrowers,

and

XMARK OPPORTUNITY FUND, L.P.,

XMARK OPPORTUNITY FUND, LTD.,

and

XMARK JV INVESTMENT PARTNERS, LLC,

the Purchasers

Dated:  April 21, 2005

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2005, by and among Genaissance Pharmaceuticals, Inc., a Delaware corporation (“Genaissance”) and Lark Technologies, Inc., a Delaware corporation (“Lark”, and together with Genaissance, the “Co-Borrowers”), and Xmark Opportunity Fund, Ltd., a Cayman Islands exempted company, Xmark Opportunity Fund, L.P., a Delaware limited partnership, and Xmark JV Investment Partners, LLC, a Delaware limited liability company (together, the “Purchasers” and each, a “Purchaser”).

RECITALS

A.                                   In reliance upon and subject to the representations, warranties, covenants, terms and conditions hereinafter set forth, the Purchasers desire to purchase from the Co-Borrowers, and the Co-Borrowers desire to sell to the Purchasers, Senior Secured Notes due 2007, in the form attached hereto as Exhibit A (the “Notes”), in the aggregate principal amount of $4,500,000 for the aggregate purchase price of $4,500,000;

B.                                     The Co-Borrowers have agreed to secure their respective obligations under the Notes by granting to the Purchasers a first priority security interest in certain of their respective assets, including, among other assets, in the case of Genaissance, a pledge of the capital stock of Lark;

C.                                     In order to evidence the grants of the security interests described above, the Co-Borrowers have agreed to execute and deliver to the Purchasers one or more security agreements, pledge agreements and other related documents as described herein; and

D.                                    In consideration of providing the aforesaid financing, the Co-Borrowers are issuing to the Purchasers warrants to acquire 2,000,000 shares of Genaissance’s Common Stock, and granting to the Purchasers certain registration rights in respect thereof, all as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.                                      DEFINITIONS.

When used in this Agreement, the following terms have the meaning set forth the below (such meanings being equally applicable to both the singular and plural forms of the terms defined):

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, (a) a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, provided that in no event shall either Co-Borrower or any of its Subsidiaries be deemed to be controlled by Purchaser, (b) members of the immediate family of a Person shall be deemed to be Affiliates of such Person and (c) members of the board of directors or board of managers or similar body of a Co-Borrower or any Subsidiary of a Co-Borrower shall be deemed to be Affiliates of such Co-Borrower.

“Benefit Arrangement” has the meaning assigned thereto in Section 3.19.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required to close.

“Capital Lease” means any lease (or other agreement conveying the right to use property), the obligations of which are required to be capitalized on the balance sheet of a Person in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all general partnership, limited partnership, membership or other equity interests of such Person.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.), as amended from time to time, and any successor statute thereto.

“Change of Control” means, with respect to a Person, at any time: (i) any other Person or any other Persons acting together that would constitute a “group” for purposes of Section 13(d) under the Exchange Act, or any successor provision thereto, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) in a single transaction or a series of related transactions, of more than 50% of the aggregate voting power of such Person; or (ii) such Person merges into or consolidates with any other Person, or any other Person merges into or consolidates with such Person and, after giving effect thereto, the stockholders of such Person immediately prior to such transaction own less than 50% of the ordinary voting power of such Person or any successor entity; or (iii) such Person sells, transfers, assigns, leases, conveys or otherwise disposes of all or substantially all of its assets, to another Person; or (iv) any “change of control” or similar event under any loan agreement, mortgage, indenture or other agreement relating to any Indebtedness of such Person shall occur and such change of control results in (x) the acceleration of Indebtedness under such agreement, or (y) a Material Adverse Effect; or (v) such Person adopts a plan of liquidation, dissolution or otherwise winds-up its affairs or business.

“CII” means Connecticut Innovations, Inc.

“CII Financing” means the existing financing arrangements between Genaissance and CII.

“Closing” has the meaning assigned thereto in Section 2.4.

“Closing Date” has the meaning assigned thereto in Section 2.4.

“Co-Borrower” has the meaning assigned thereto in the preamble.

“Collateral Agent” means that certain collateral agent specified in any of the Security Documents.

“Common Stock” has the meaning assigned thereto in Section 3.2.

“Company Intellectual Property” has the meaning assigned thereto in Section 3.20(a).

“Comerica” means Comerica Bank.

“Comerica Facility” means Genaissance’s existing credit facility with Comerica, evidenced by that certain Loan and Security Agreement, dated as of September 30, 2003, by and between Genaissance and Comerica.

“Control Agreements” means agreements, in form and substance reasonably satisfactory to the Purchasers, granting the Purchasers certain control rights over deposit accounts maintained by a Co-Borrower or any of its Subsidiaries.

“Default” means an Event of Default or an event that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosure Schedule” has the meaning assigned thereto in the second sentence of Section 3.

“Environmental Law” shall mean the Resource Conservation and Recovery Act (“RCRA”), CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

“Equity Documents” means the Warrants and the Registration Rights Agreement.

“Event of Default” has the meaning assigned thereto in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning assigned thereto in Section 3.11(b)(i).

“GAAP” means those generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

“Guarantee” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any underlying Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that the underlying Indebtedness, lease, dividend or other obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Guarantees shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or to maintain working capital or equity capital of such other Person or otherwise to maintain the net worth or solvency of such other Person, (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another, and (d) otherwise to assure or hold harmless the owner of such obligation against loss in respect thereof.  The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Hazardous Materials” means (i) any “hazardous substance”, as defined by CERCLA, (ii) any “hazardous waste”, as defined by RCRA, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Indebtedness” means, without duplication, as to any Person or Persons (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien, other than a Permitted Lien specified in clauses (a) through (h) and (k) through (n) of the definition of “Permitted Lien”, upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly Guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Purchasers and in accordance with accepted practice; (h) all obligations of such Person in respect of bankers’ acceptances and (i) all obligations, contingent or otherwise of such Person as an account party or applicant in respect of letters of credit.

“Intellectual Property” means all (i) trademarks and service marks, logos, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, research and development, business methods, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications or patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto; and (vii) all rights under agreements relating to the foregoing.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); or (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business.

“Key Employee” means each of Kevin L. Rakin, Gerald F. Vovis, Richard S. Judson, Ben D. Kaplan, Carl W. Balezentis, Krishnan Nandabalan, and Carol R. Reed.

“Lark” has the meaning assigned thereto in the Recitals.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing).

“Listed Intellectual Property” has the meaning assigned thereto in Section 3.19(b).

“Majority Purchasers” means the holders of at least 51% of the outstanding principal amount of the Notes.

“Material Adverse Effect” means a material adverse effect on (i) the business, properties, assets, liabilities, profits, results of operations or condition (financial or otherwise) of the Co-Borrowers and their Subsidiaries, taken as a whole or (ii) the ability of either Co-Borrower or any Subsidiary of a Co-Borrower to perform its obligations under any of the Transaction Documents; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been or would be a Material Adverse Effect:  (A) any adverse change or effect resulting from or relating to general business, economic or financial market conditions; (B) any adverse change or effect resulting from or relating to conditions generally affecting the industry or sector in which a Co-Borrower or any of its Subsidiaries operates or competes; (C) any adverse change or effect resulting from or relating to changes in laws or interpretations thereof by courts or other Governmental Authorities; or (D) any adverse change or effect resulting from or relating to changes in GAAP.

“Material Agreement” has the meaning assigned thereto in Section 3.14(a).

“Maturity Date” has the meaning assigned thereto in Section 2.3(b).

“Moody’s” means Moody’s Investors Services, Inc. and any successor entity.

“New Haven Business” means the operating division of Genaissance that operates as a services business (consisting primarily of a genotyping facility) in New Haven, Connecticut.

“North Carolina Business” means the operating division of Genaissance that operates as a services business (consisting primarily of a DNA banking and genotyping facility) in North Carolina.

“Notes” has the meaning assigned thereto in the Recitals.

“Obligations” means all principal, interest (including interest accrued after the filing of a bankruptcy or similar petition whether or not a claim therefor is enforceable), fees, expenses and indemnities payable from time to time by a Co-Borrower or any Subsidiary under the Notes, the Security Documents or this Agreement, including indemnity payments and reimbursements under Section 9.

“Offered Securities” has the meaning assigned thereto in Section 5.17(a).

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Controller, or the Secretary of such Person, or any other officer designated by the Board of Directors of such Person serving in a similar capacity.

“Officers’ Certificate” means a certificate signed by any Officer of a Co-Borrower.

“Organizational Documents” has the meaning assigned thereto in Section 3.1(a).

“Permitted Indebtedness” means:

(a)                                  Indebtedness to the Purchasers hereunder;

(b)                                 accounts payable or trade credit incurred in the ordinary course of business;

(c)                                  Indebtedness that is unsecured, fully subordinated (in payment and priority) to any and all of the Obligations, and does not exceed the principal amount of $500,000 in the aggregate outstanding at any one time;

(d)                                 Indebtedness of the type set forth in clauses (b) and (f) of the definition of “Indebtedness” and Capital Lease obligations not to exceed the principal amount of $380,000 in the aggregate outstanding at any one time;

(e)                                  Indebtedness currently owing to CII;

(f)                                    extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of (b), (c), (d), and (e) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon a Co-Borrower or the Subsidiary incurring such Indebtedness;

(g)                                 any debts, loans or advances between the Co-Borrowers;

(h)                                 reimbursement obligations pursuant to Letter of Credit issued by Genaissance to Comerica Bank in the aggregate amount of $224,211.46;

(i)                                     any Indebtedness underlying Permitted Liens; provided, that, such Indebtedness (other than Indebtedness underlying Permitted Liens set forth in clauses (h) and (j) of the definition of Permitted Liens) is fully subordinated (in payment and priority) to any and all of the Obligations; and

(j)                                     all other unsecured Indebtedness not to exceed $150,000 in the aggregate.

“Permitted Investments” means:  (a) direct obligations of the United States of America, or of any agency thereof or any state, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, or any state, (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any State thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than one (1) year from the date of acquisition thereof; (c) commercial paper rated A-1 or better or P-1 by S&P or Moody’s, respectively, maturing not more than one (1) year from the date of acquisition thereof; (d) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business consistent with past practice; (e) investments consisting of travel advances, relocation expenses and similar loans and advances in the ordinary course of business consistent with past practices;

(f) investments consisting of notes receivable or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates of a Co-Borrower or any of its Subsidiaries, in the ordinary course of business consistent with past practice; (g) any investments set forth on the Disclosure Schedule; (h) investments in Sciona, Ltd.; and (i) investments consisting of money market accounts and cash accounts.

“Permitted Liens” means:

(a)                                  Liens imposed by law for taxes, fees, assessments or other government charges or levies that are not yet due or are being contested in compliance with Section 5.5(b);

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 90 days or that are being contested in good faith;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases (real property or otherwise), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Co-Borrower or any of its Subsidiaries;

(f)                                    Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of a Co-Borrower or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(g)                                 Liens representing the owner’s retained interest in any property leased by a Co-Borrower or any of its Subsidiaries;

(h)                                 Liens securing Permitted Indebtedness of the type set forth in clause (d) of the definition of “Permitted Indebtedness” so long as such Lien is limited to the property acquired with the proceeds of such Permitted Indebtedness;

(i)                                     Liens in favor of the Purchasers as are contemplated hereunder and/or under any of the Transaction Documents;

(j)                                     Liens on CII Assets (as defined in the Security Agreement executed by Genaissance in favor of the Investors) in favor of CII in connection with the CII Financing;

(k)                                  Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (h), provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon a Co-Borrower or any of its Subsidiaries incurring such Indebtedness;

(l)                                     any Liens set forth on the Disclosure Schedule;

(m)                               Liens in favor of banks where a Co-Borrower or any of its Subsidiaries has accounts for customary fees or charges; and

(n)                                 any judgment Liens stayed or bonded in the face amount thereof.

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

“Preferred Stock” has the meaning assigned thereto in Section 3.2.

“Proportionate Share” means, with respect to a Purchaser (or any assignee of the Warrants), a fraction, the numerator of which is the total number of shares of Common Stock owned by such Purchaser (assuming the exercise of all Warrants then held by such Purchaser and taking into account all shares of Common Stock issuable upon conversion of Preferred Stock then held by such Purchaser and exercise of all other in-the-money securities exercisable or convertible into shares of Common Stock held by such Purchaser) and the denominator of which is the total number of shares of Common Stock outstanding (taking into account all shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock and exercise of all in-the-money securities exercisable or convertible into shares of Common Stock).  For purposes hereof, a Purchaser’s Proportionate Share shall exclude any shares of Capital Stock purchased or otherwise acquired by such Purchaser in the open market.

“Proprietary Software” has the meaning assigned thereto in Section 3.21.

“Purchasers” has the meaning assigned thereto in the preamble.

“Quarterly Interest Payment Date” shall mean the first Business Day of each fiscal quarter commencing July 1, 2005 and continuing thereafter.

“Registration Rights Agreement” means the Registration Rights Agreement between Genaissance and the Purchasers in the form of Exhibit B annexed hereto.

“Securities” means, collectively, the Notes, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreements” means (i) the Pledge and Security Agreement executed by Genaissance in favor of the Purchasers and the collateral agent named therein and (ii) the Security Agreements executed by each Co-Borrower in favor of the Purchasers in substantially the form of Exhibits C, D and E hereto, as amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” means the Security Agreements, the Control Agreements and any other document, agreement or instrument delivered to the Purchasers in connection with this Agreement creating a Lien on any assets of a Co-Borrower or its Subsidiaries.

“Software” has the meaning assigned thereto in Section 3.21.

“S&P” means Standard & Poor’s Ratings Services and any successor entity.

“Subsidiary” means, with respect to any Person, (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, (ii) any other Person (other than a partnership) of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).  For purposes of clarification, Lark is a Subsidiary of Genaissance.

“Transaction Documents” means this Agreement, the Security Documents, the Note, the Warrants, the Registration Rights Agreement and all other documents executed or delivered to the Purchasers by a Co-Borrower or any Subsidiary of a Co-Borrower in connection with the transactions contemplated herein.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“U.S.” means the United States of America.

“Warrants” has the meaning assigned thereto in Section 2.2.

“Warrant Shares” means the Common Stock for which the Warrants are exercisable.

“Works” has the meaning assigned thereto in Section 3.21.

For purposes hereof, references to a Co-Borrower’s “knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of such Co-Borrower’s officers or members of its Board of Directors, or the knowledge which any such person would reasonably be expected to have assuming reasonable inquiry.

2.                                      PURCHASE AND SALE OF THE SECURITIES.

2.1                               Sale and Issuance of the Notes.  Subject to the terms and conditions hereof, the Co-Borrowers shall jointly and severally issue and sell to each of the Purchasers on the Closing Date, and each Purchaser shall purchase for face value on the Closing Date, the Notes in the principal amount set forth opposite such Purchaser’s name on Schedule I annexed hereto and made a part hereof.  For the avoidance of doubt, the aggregate principal amount of all the Notes to be issued under this Agreement is $4,500,000.

2.2                               Issuance of Warrants.  Subject to the terms and conditions hereof, Genaissance shall issue and deliver to each of the Purchasers on the Closing Date, as part of its inducement to the Purchasers to purchase the Notes, warrants, initially having an exercise price of $2.25 per share, entitling each of the Purchasers to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule I annexed hereto and made a part hereof (the “Warrants”).  The Warrants shall be in the form of the warrant attached hereto as Exhibit F.

2.3                               Notes.

(a)                                  Security.  Each Note and the obligations of each Co-Borrower and its Subsidiaries under the Transaction Documents shall be secured in accordance with the terms of the Security Documents.

(b)                                 Maturity Date.  The entire unpaid principal amount of the Notes and any accrued and unpaid interest thereon shall be due and payable on April 21, 2007 (the “Maturity Date”), unless such amounts become due and payable earlier upon acceleration as provided herein or in the Notes or as otherwise provided pursuant to the terms of the Notes.

(c)                                  Interest.

(i)                                     Interest.  The outstanding principal amount of each Note shall bear interest at the rate of five percent (5%) per annum, which interest shall be payable in arrears in cash on each Quarterly Interest Payment Date.

(ii)                                  Post-Default Interest.  Notwithstanding clause (i) above, upon the occurrence and during the continuance of any Default or Event of Default, the outstanding principal amount on each Note shall bear interest at a maximum rate of ten percent (10%) per annum over the interest rate otherwise provided for herein.

(iii)                               Computation.  All computations of interest payable hereunder shall be on the basis of a 365-day year and actual number of days elapsed in the period of which such interest is payable.

2.4                               Closing.  The closing of the purchase and sale of the Notes and Warrants hereunder (the “Closing”) shall take place at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY, at 10:00 A.M. on the second (2nd) Business Day following the satisfaction (or waiver, as the case may be) of the conditions to each party’s obligations set forth herein (the “Closing Date”), or at such other time and place as the Genaissance and the Purchasers mutually agree upon in writing.  At the Closing: (a) the Co-Borrowers shall deliver to the Purchasers the Notes pursuant to Section 2.1; (b) Genaissance shall deliver to the Purchasers the Warrants pursuant to Section 2.2; and (c) the Purchasers shall cause to be delivered to the Co-Borrowers by wire transfer of immediately available funds the aggregate amount of Four Million Five Hundred Thousand Dollars ($4,500,000) to the account specified by Genaissance, representing the purchase price for the Notes and the Warrants.

2.5                               Prepayment.

(a)                                  Optional Prepayment.  The Co-Borrowers may, at their joint written election, prepay the Notes in whole (or in part to the extent permitted under Section 2.5(b)) and in cash only upon 30 days prior written notice.

(b)                                 Mandatory Prepayment.  Subject to Section 5.6 (h), the Co-Borrowers shall jointly and severally prepay the Notes as follows:

(i)                                     Upon the occurrence of any of the following events, the Co-Borrowers shall jointly and severally make a prepayment on the Notes in an amount equal to the lesser of (x) the then outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon, and (y) the net proceeds received by any Co-Borrower, any Subsidiary or any stockholder thereof in connection with such event;

(A)  in one or a series of transactions, the sale, transfer, assignment, lease, conveyance, license, liquidation, wind-up, dissolution or other disposition by Genaissance of substantially all of the assets constituting the North Carolina Business, or

(B)  in one or a series of transactions, the sale, transfer, assignment, lease, conveyance, license, liquidation, wind-up, dissolution or other disposition by Genaissance of substantially all of the assets constituting its New Haven Business.  Genaissance shall use commercially reasonable efforts to liquidate any non-cash proceeds received in any sale, transfer or other disposition referred to in this Section 2.5(b)(i) (but in no event longer than (x) in the case of Capital Stock that is then registered for resale under the Exchange Act, 90 days after such sale, transfer or other disposition referred to in this Section 2.5(b)(i), (y) in the case of Capital Stock that is issued to Genaissance in a non-registered securities offering, 90 days after the effective date of a resale registration statement covering the resale of such Capital Stock or (z) in the case of non-cash proceeds (other than Capital Stock), 90 days after such sale, transfer or other disposition referred to in this Section 2.5(b)(i));

(ii)                                  Upon Genaissance or any Subsidiary entering into one or more exclusive license arrangements (other than field-limited exclusive license arrangements) with respect to Intellectual Property of Genaissance or the Subsidiary, as the case may be, which provides for aggregate royalties or other payments of $8,000,000 or more, the Co-Borrowers shall immediately jointly and severally prepay the then outstanding principal balance of the Notes, together with all accrued and unpaid interest thereon;

(iii)                               In the event the Co-Borrowers’ aggregate cash balances (including without limitation any depositary or other accounts that are not subject to Control

Agreements) exceed $10,000,000 at the end of any calendar month, the Co-Borrowers will jointly and severally repay, within five (5) business days of such event, to the Purchasers a sum equal to the lesser of (x) $2,250,000 and (y) the aggregate amount of principal and interest then due and owing under the Notes; or

(iv)                              Upon the sale, transfer, assignment, dissolution or other disposition of substantially all of the assets of Lark or the sale, transfer, or assignment by Genaissance of the shares of Capital Stock of Lark held by it, the Co-Borrowers shall immediately jointly and severally prepay the then outstanding principal balance of the Notes, together with all accrued and unpaid interest thereon.

2.6                               Application of Payments.  All payments hereunder shall first be applied to any accrued and unpaid costs and expenses of the Purchasers, then to accrued and unpaid interest on the Notes and then to outstanding principal on the Notes.

2.7                               Payments Generally.

(a)                                  All payments hereunder and under each other Transaction Document to the Purchasers shall be made in the lawful money of the United States of America, in immediately available funds and without set-off, defense, deduction or counterclaim.

(b)                                 If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE BORROWER

Except as disclosed by Genaissance in a written Disclosure Schedule provided by Genaissance to the Purchasers dated the date hereof (the “Disclosure Schedule”), the Co-Borrowers hereby represent and warrant to each Purchaser that the statements contained in this Section 3 are complete and accurate as of the date of this Agreement.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 3.

3.1                               Organization.

(a)                                  Each of Genaissance and its Subsidiaries is a corporation, limited liability or other entity, duly organized, validly existing and in good standing under the laws of its State of organization.  Attached hereto as Exhibit G are true and complete copies of the certificates of incorporation, by-laws, certificates of formation, operating agreements and other organizational documents of Genaissance and each of its Subsidiaries, each as amended through the date hereof (collectively, the “Organizational Documents”).  Neither Genaissance nor any Subsidiary of Genaissance is in breach of the terms of its Organizational Documents.

(b)                                 Each of Genaissance and its Subsidiaries has all requisite power and authority and has all necessary approvals, licenses, permits and authorization to own its properties and to carry on its business as now conducted and as presently contemplated to be conducted.  Each of Genaissance and its Subsidiaries has all requisite power and authority to execute and deliver the Transaction Documents to which is it a party and to perform its obligations thereunder.  This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of Genaissance and each of its Subsidiaries, as the case may be, enforceable against Genaissance and/or each of its Subsidiaries, as the case may be, in accordance with their respective terms.

(c)                                  Each of Genaissance and its Subsidiaries is qualified to do business as a foreign entity in, and each of Genaissance and its Subsidiaries is in good standing under, the laws of each jurisdiction in which the conduct of its business as now conducted or the nature of the property owned requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

3.2                               Capitalization.  All of the issued and outstanding shares of Capital Stock of Genaissance have been duly authorized and validly issued and are fully paid and nonassessable.  All the issued and outstanding shares of Capital Stock of each Subsidiary of Genaissance have been duly authorized and validly issued and are owned by Genaissance or a Subsidiary free and clear of all Liens other than Liens created pursuant to the Transaction Documents and Permitted Liens.  All of the outstanding shares of Capital Stock, options and warrants of Genaissance have been validly issued in compliance with applicable state and federal securities laws.  As of April 21, 2005, the authorized capital of Genaissance consisted of (a) 58,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), (b) 2,000,000 shares of non-voting common stock, par value $0.001 per share (“Non-Voting Common Stock”), and (c) 1,000,000 shares of preferred stock (“Preferred Stock”), of which 35,343,097 shares of Common Stock are issued and outstanding as of March 31, 2005, no shares of Non-Voting Common Stock are issued or outstanding, 460,000 shares of Series A Preferred Stock are issued and outstanding, and, as of March 31, 2005, 11,189,594 shares of Common Stock are reserved for issuance upon the exercise of outstanding options, warrants and other rights to acquire or subscribe for shares of Common Stock, including the Warrant Shares.  Schedule 3.2 hereto contains a true, complete, and accurate list of each other right, warrant, option or agreement (including any convertible security) to acquire any Common Stock from Genaissance outstanding as of April 21, 2005.  Except as described on Schedule 3.2, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of Genaissance.  Except as described in this Section 3.2 or on Schedule 3.2, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which Genaissance or any Subsidiary is obligated to issue any equity securities of any kind and except as contemplated by this Agreement.  Except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among Genaissance and any of the securityholders of Genaissance relating to the securities of Genaissance held by them.  Except as provided in the Registration Rights Agreement, no Person has the right to require Genaissance to register any securities of Genaissance under the Securities Act, whether on a demand basis or in connection with the registration of securities of Genaissance for its own account or for the account of any other Person.  The issuance and sale of the Securities hereunder will not obligate Genaissance to issue shares of Capital Stock or other securities to any other

Person (other than the Purchasers) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.  Genaissance does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement.

3.3                               Proceedings, etc.  All corporate, limited liability company or other actions of Genaissance and its Subsidiaries necessary for the authorization, execution, and delivery of this Agreement and the other Transaction Documents to which each of them is a party, the performance of all obligations of Genaissance and each Subsidiary hereunder and thereunder, and the authorization, issuance (or reservation for issuance), and delivery of the Securities have been taken or will be taken prior to the Closing.  This Agreement and the other the Transaction Documents constitute the valid and legally binding obligations of Genaissance and its Subsidiaries party thereto, enforceable in accordance with their respective terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) state and federal securities laws with respect to rights to indemnification or contribution.  Genaissance has taken all action necessary to exempt (i) the issuance and sale of the Securities and (ii) the other transactions contemplated by the Transaction Documents from the provisions of any anti-takeover, business combination or control share law or statute binding on Genaissance or to which Genaissance or any of its assets and properties may be subject and any provision of the Organizational Documents that is or would reasonably be expected to become applicable to the Purchasers as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Purchasers or the exercise of any right granted to the Purchasers pursuant to this Agreement or the other Transaction Documents.

3.4                               Consents and Approvals.  The execution and delivery by Genaissance and each Subsidiary of the Transaction Documents to which it is a party, the performance by each of them of its obligations thereunder and the consummation by each of them of the transactions contemplated thereby do not require Genaissance or any Subsidiary to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or judicial authority, except those which will be obtained or made prior to Closing.

3.5                               Valid Issuance of Securities.  The Warrant Shares have been duly authorized and reserved for issuance, and, when issued, sold and delivered in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those in favor of the Purchasers.  Genaissance has reserved a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created in favor of the Purchasers.

3.6                               Absence of Defaults.  The execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder (including the issuance and sale of the Securities) will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any Material Agreement (as defined in Section 3.14(a)) or the Organizational Documents.  No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under any of the foregoing or a violation of any material license, permit or authorization to which Genaissance or any Subsidiary is a party and which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

3.7                               Litigation.  There is no action, suit, proceeding or investigation pending or, to Genaissance’s knowledge, currently threatened against Genaissance or any Subsidiary that questions the validity of this Agreement, the Securities or any other Transaction Document or the right of Genaissance or any Subsidiary to enter into them, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Neither Genaissance nor any Subsidiary is a party to nor are any of their respective assets subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.  There is no action, suit or proceeding or, to Genaissance’s or its Subsidiaries’ knowledge, investigation of or against Genaissance or any Subsidiary currently pending except for matters which are not likely to result, individually or in the aggregate, in a Material Adverse Effect.

3.8                               Solvency.  Immediately after the Closing and after giving effect to the purchase and sale of the Notes and Warrants and the contemplated use of proceeds thereof, (a) the fair value of the assets of Genaissance and each Subsidiary, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Genaissance and each Subsidiary, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Genaissance and each Subsidiary, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither Genaissance nor any Subsidiary will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing.

3.9                               Subsidiaries.  Schedule 3.9 is a correct and complete list of the name and relationship to Genaissance of all Genaissance’s Subsidiaries.

3.10                        Status of Security Interests.  The security interest purported to be created by the Security Documents constitutes a first priority security interest in the collateral specified therein, subject to no other Liens except Permitted Liens.

3.11                        SEC Filings; Financial Statements.

(a)                                  Genaissance has made available to the Purchasers through the EDGAR system, true and complete copies of Genaissance’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the “10-K”), and all other reports filed by Genaissance pursuant to the Exchange Act since the filing of the 10-K and prior to the date hereof (collectively, the “SEC Filings”).  The SEC Filings are the only filings required of Genaissance pursuant to the Exchange Act for such period.  Genaissance and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of Genaissance and its Subsidiaries, taken as a whole.

(b)

(i)                                     The audited consolidated balance sheet of Genaissance as at December 31, 2004 and the related audited consolidated statements of income, stockholders equity and cash flow for the fiscal year ended December 31, 2004 together with the notes thereto included in the 10-K are referred to herein as the “Financial Statements”;

(ii)                                  The Financial Statements (x) were prepared in accordance with GAAP, (y) present fairly in all material respects the consolidated financial position, results of operations and statements of cash flow of Genaissance and its Subsidiaries as at such date and for the period then ended, (z) are complete and correct in all material respects in accordance with the books of account and records of Genaissance and its Subsidiaries.  The statements of income included in the Financial Statements do not contain any material items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets.  The books and accounts of Genaissance and its Subsidiaries are complete and correct in all material respects and fairly reflect all of the material transactions, items of income and expense and all assets and liabilities of Genaissance and its Subsidiaries consistent with prior practices of Genaissance and its Subsidiaries.

3.12                        Absence of Certain Developments.  Since the filing of the 10-K, there has been not been:

(a)                                  any Material Adverse Effect;

(b)                                 any resignation or termination of any officers or Key Employees of Genaissance or any Subsidiary, and Genaissance has no knowledge of any impending resignation or termination of employment of any such officer of Key Employee;

(c)                                  any material change, except in the ordinary course of business, in the contingent obligations of Genaissance or any Subsidiary by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)                                 any damage, destruction or loss, whether or not covered by insurance, which has had a Material Adverse Effect;

(e)                                  any waiver by Genaissance or any Subsidiary of a valuable right or of a material debt owed to it;

(f)                                    any direct or indirect loans made by Genaissance or any Subsidiary to any of its employees, officers or directors, other than advances made in the ordinary course of business;

(g)                                 any material change in any compensation arrangement or agreement with any employee, officer or director;

(h)                                 any declaration or payment of any dividend or other distribution of the assets of Genaissance or any Subsidiary;

(i)                                     to Genaissance’s knowledge, any labor organization activity with respect to any employees of Genaissance or any Subsidiary;

(j)                                     any debt, obligation or liability incurred, assumed or guaranteed by Genaissance or any Subsidiary, except (i) those amounts which, in the aggregate, do not exceed $100,000, (ii) current liabilities incurred in the ordinary course of business, or (iii) Permitted Indebtedness;

(k)                                  any sale, assignment or transfer or any patents, trademarks, copyrights, trade secrets or other intangible assets other than in the ordinary course of business;

(l)                                     any change in any Material Agreement that would be reasonably likely to have a Material Adverse Effect;

(m)                               any satisfaction or discharge of any Lien or payment of any obligation by Genaissance or any Subsidiary, except in the ordinary course of business;

(n)                                 any Lien on any Asset of Genaissance or any Subsidiary except Permitted Liens;

(o)                                 any action, suit, proceeding or investigation against Genaissance or any Subsidiary known to it or them, except any such action, suit, proceeding or investigation that if determined adversely, would not reasonably be likely to have a Material Adverse Effect;

(p)                                 any written communication received by Genaissance or any Subsidiary alleging that Genaissance or any Subsidiary or any of their respective products has violated any of the patents or patent related licenses and other proprietary rights and processes of any other Person; or

(q)                                 any other events or conditions of any character that, either individually or cumulatively, have resulted in a Material Adverse Effect.

3.13                        Compliance with Law.

(a)                                  To Genaissance’s Knowledge, neither Genaissance nor any Subsidiary is in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including, without limitation, laws or regulations relating to the environment or to occupational health and safety, and, except with respect to ongoing compliance with the Sarbanes-Oxley Act of 2002, no material expenditures are expected to be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(b)                                 Each of Genaissance and its Subsidiaries has all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property or to the conduct of its business as now conducted, that if violated or not obtained would be reasonably likely to have a Material Adverse Effect, individually or in the aggregate.  Neither Genaissance nor any Subsidiary has finally been denied any application for any such licenses, permits, franchises or other governmental authorizations necessary to its business, which denial would be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.  There has not been, and, to Genaissance’s Knowledge, there is no proceeding pending, served or threatened to suspend, revoke or limit such license, and, to Genaissance’s knowledge, there is no circumstance that exists which with notice or passage of time or both, will result in such revocation, suspension or limitation except for matters which are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

3.14                        Material Agreements; Customers and Suppliers.

(a)                                  Schedule 3.14(a) sets forth a true and complete list of each material contract, agreement, instrument, commitment and other arrangement to which Genaissance or any Subsidiary is a party or is otherwise bound and which is listed as an exhibit to an SEC Filing (each, a “Material Agreement”).  Each Material Agreement is valid, binding and enforceable against Genaissance or the Subsidiary party thereto, in full force and effect and, to Genaissance’s knowledge, the other parties thereto, in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (b) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) state and federal securities laws with respect to rights to indemnification or contribution.  Neither Genaissance nor any Subsidiary is in default or breach under any of the Material Agreements, nor, to the knowledge of Genaissance, is any other party thereto in default or breach thereunder, nor, to the knowledge of Genaissance, are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach under any of the Material Agreements.

(b)                                 Since December 31, 2004, no customer whose accounts represent more than 5% of Genaissance’s consolidated revenues, the loss of which would be reasonably likely to have a Material Adverse Effect, has canceled or otherwise terminated its relationship with Genaissance or any Subsidiary.  To Genaissance’s knowledge, no such customer intends to cancel or materially curtail its relationship with Genaissance or any Subsidiary.

3.15                        Environmental Matters.  Neither Genaissance nor any Subsidiary has, nor, to Genaissance’s knowledge, has any other Person has ever caused or permitted any Hazardous Material to be disposed of in violation of any applicable Environment Laws on or under any real property now or previously owned, leased or operated by Genaissance or any Subsidiary except for matters which are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.  Neither Genaissance nor any Subsidiary has any material liability with respect to Hazardous Materials, and, to Genaissance’s knowledge, no facts or circumstances exist which would reasonably be expected to give rise to liabilities with respect to Hazardous Materials except for matters which are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

3.16                        Employees.

(a)                                  Each of Genaissance and its Subsidiaries is in compliance in all material respects with all laws regarding employment, wages, hours, equal opportunity, collective bargaining and payment of social security and other taxes, except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.  Neither Genaissance nor any Subsidiary is engaged in any unfair labor practice or discriminatory employment practice, and no complaint of any such practice against Genaissance or any Subsidiary is filed or, to Genaissance’s knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to Genaissance’s knowledge, threatened to be filed, against Genaissance or any Subsidiary by any employee pursuant to any collective bargaining or other employment agreement to which Genaissance or any Subsidiary is a party or is bound except for matters which are not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.  Each of Genaissance and its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws and regulations regarding occupational safety and health standards, except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and has received no complaints from any foreign, federal, state or local agency or regulatory body alleging violations of any such laws and regulations except where such violations would not have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Schedule 3.16(b) sets forth a true and complete list of all Key Employees of Genaissance or any Subsidiary and all independent contractors or consultants hired or engaged by Genaissance or any Subsidiary during calendar year 2004.  Except as set forth on Schedule 3.16(b), the employment of all Persons and officers is terminable at will without any penalty or severance obligation of any kind on the part of the employer.  Except as set forth on Schedule 3.16(b), all sums due for employee compensation and benefits and all vacation time owing to any of such employees have been duly and adequately accrued on the accounting records of Genaissance.

(c)                                  To Genaissance’s knowledge, none of the employees of Genaissance or any Subsidiary is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would reasonably be likely to interfere with the use of such employee’s reasonable efforts to promote the interests of Genaissance and its Subsidiaries or that would conflict with Genaissance’s and its Subsidiaries’ business as currently conducted.

(d)                                 There are no strikes, stoppages, slowdowns or other labor disputes against Genaissance or any Subsidiary pending or, to Genaissance’s knowledge, threatened.

3.17                        Tax Matters.  There are no material, federal, state, county or local taxes due and payable by Genaissance or any Subsidiary which have not been paid.  The provisions for taxes on the balance sheet filed with the 10-K are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of Genaissance and its Subsidiaries whether or not assessed or disputed as of the respective dates of such balance sheet.  Genaissance and its Subsidiaries have made provision for the payment of all taxes which, to Genaissance’s knowledge, are reasonably expected to become due with respect to their respective business, properties and operations.  Each of Genaissance and its Subsidiaries has duly filed all federal, state, county and material local tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.  Since January 1, 2000, neither Genaissance nor any Subsidiary has been subject to a federal or state tax audit of any kind.

3.18                        Employee Benefit Plans.  Neither Genaissance nor any Subsidiary has any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974) covering its former and current employees, or under which Genaissance or any Subsidiary has any obligation or liability.  Schedule 3.18 lists all material bonus, commission, profit-sharing, saving, stock option, insurance, deferred compensation, or fringe or employee benefit plans or arrangements maintained or provided by Genaissance or any Subsidiary to its employees or under which Genaissance or any Subsidiary has any obligation or liability (each, a “Benefit Arrangement”).  The Benefit Arrangements are and have been administered in substantial compliance with their terms and with the requirements of applicable law.

3.19                        Intellectual Property.

(a)                                  Genaissance and its Subsidiaries own, have a valid and enforceable license to use, or otherwise have an enforceable right to use all the Intellectual Property that is used by them to conduct their respective businesses as currently conducted, except for any instances which would not reasonably be likely to have a Material Adverse Effect, individually or in the aggregate (the “Company Intellectual Property”).  Genaissance and its Subsidiaries are in compliance in all material respects with the contractual obligations regarding the use of such of the Company Intellectual Property that they use pursuant to license agreements.  To Genaissance’s knowledge, there are no infringements by any third party of any Company Intellectual Property which are owned by Genaissance.  To Genaissance’s knowledge, the conduct of Genaissance’s and its Subsidiaries’ respective businesses as currently conducted does not infringe any Intellectual Property right of any third party.  There is no claim, suit, action or proceeding pending or, to Genaissance’s knowledge, threatened against Genaissance or any Subsidiary:  (i) alleging any such infringement of any third party’s Intellectual Property rights; or

(ii) challenging Genaissance’s or any Subsidiary’s ownership or use of, or the validity or enforceability of, any Company Intellectual Property.

(b)                                 Schedule 3.19(b) sets forth a complete and current list of all known patents, patent applications, registered trademarks (and applications therefor) and registered copyrights (and applications therefor) that are owned by Genaissance or any Subsidiary (“Listed Intellectual Property”) and the owner of record, date of application or issuance and relevant jurisdiction (if applicable) as to each.  All Listed Intellectual Property is owned by Genaissance or a Subsidiary.  There are no inventorship challenges or interferences declared with respect to any patents or patents applications included in the Listed Intellectual Property which are owned by Genaissance or any Subsidiary.

(c)                                  Schedule 3.19(c) sets forth a complete list of all:  (i) Material Agreements in which Genaissance or any Subsidiary has granted to any Person the right to use the Company Intellectual Property which are owned by Genaissance or any Subsidiary; and (ii) all other Material Agreements which contain consents, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which Genaissance or any Subsidiary is a party relating to the Intellectual Property of any third party, the use of which by Genaissance or such Subsidiary is material to conducting their respective businesses as currently conducted.  Neither Genaissance nor any Subsidiary is under any obligation to pay royalties or other payments in connection with the use of Intellectual Property of any third party pursuant to any existing Material Agreement.

(d)                                 To Genaissance’s knowledge: (i) Genaissance and its Subsidiaries have taken reasonable measures to protect that Company Intellectual Property which Genaissance or any Subsidiary owns and considers to be its trade secret or confidential information from use, disclosure or appropriation to the detriment of Genaissance or its Subsidiaries for the benefit of any Person other than Genaissance or its Subsidiaries; and (ii) no employee, independent contractor or agent of Genaissance or any Subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Genaissance or a Subsidiary.

3.20                        Software.

(a)                                  The applications computer software programs and databases used by Genaissance or any Subsidiary that are material to the conduct of their respective businesses as now conducted (collectively, the “Software”) are listed on Schedule 3.20 hereto.  Genaissance and its Subsidiaries: (i) hold valid licenses to use, reproduce, modify, distribute and/or sublicense, to the extent currently done in the conduct of their respective businesses as now conducted, the Software, other than any portion thereof (collectively, the “Proprietary Software”) that was developed by or assigned to Genaissance or a Subsidiary and which Genaissance or such Subsidiary currently owns, and (ii) either own, or have a perpetual, royalty-free license to use, reproduce, modify, distribute and/or sublicense, to the extent currently done in the conduct of their respective businesses as now conducted, the Proprietary Software and Schedule 3.20 lists each Material Agreement pursuant to which Genaissance or any Subsidiary has sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Proprietary Software.

(b)                                 Each employee who has created inventions or works of authorship (“Works”) in the regular course of such employee’s employment using Genaissance’s or any Subsidiary’s facilities and resources or any employee who in the regular course of his employment may create Works and all consultants have signed an assignment or similar agreement with Genaissance or its Subsidiary confirming its ownership of or, in the alternate, transferring and assigning to it, all right, title and interest in and to Works created in the regular course of such employee’s employment using Genaissance’s or such Subsidiary’s facilities and resources, including copyright and other intellectual property rights therein.  Each individual consultant to Genaissance or any Subsidiary has signed an assignment or similar agreement with Genaissance or the Subsidiary confirming its ownership of or, in the alternate, transferring and assigning to it, all right, title and interest in and to Works which are material to the business of Genaissance or such Subsidiary as currently conducted and which Works such consultant created in the course of such consultant’s work for Genaissance or the relevant Subsidiary.

3.21                        Title to Tangible Assets.  Each of Genaissance and its Subsidiaries has good and marketable title to its tangible properties and assets and good and marketable title to all its leasehold estates, in each case subject to no Liens other than Permitted Liens.

3.22                        Condition of Properties.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned or leased by Genaissance or any Subsidiary (a) are in good operating condition and repair, reasonably fit and usable for the purposes for which they are being used and adequate and sufficient for its business as now conducted and (b) conform in all material respects with all applicable ordinances, regulations and laws.

3.23                        Insurance.  Genaissance’s and its Subsidiaries’ properties are insured, in the reasonable judgment of Genaissance, against such losses and with such insurers as are prudent when considered in light of the nature of the properties and the business of Genaissance and its Subsidiaries as now conducted.  Schedule 3.23 sets forth a true and complete listing of all such commercial insurance policies as in effect on the date hereof, including in each case the applicable coverage limits, deductibles and the policy expiration dates.  No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.  Except as set forth in Schedule 3.23, there is no material claim by Genaissance or any Subsidiary pending under such policies.

3.24                        Transactions with Related Parties.  Neither Genaissance nor any Subsidiary is a party to any agreement with any of the officers, directors, or greater than 5% shareholders of Genaissance or any Subsidiary or any Affiliate or family member of any officer, director or, to Genaissance’s knowledge, 5% shareholder of Genaissance or any Subsidiary under which it: (i) leases any real or personal property (either to or from such Person), (ii) licenses technology (either to or from such Person), (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchases products or services from such Person or (v) has borrowed money from or lent money to such Person.  Neither Genaissance nor any Subsidiary employs as an employee or engages as a consultant any immediate family member of any of the directors, officers, or, to Genaissance’s knowledge, greater than 5% shareholders of Genaissance or any Subsidiary.  To Genaissance’s knowledge, there exist no agreements among shareholders of Genaissance or any Subsidiary to act in concert with respect to their voting or holding of Genaissance’s or any Subsidiary’s securities.

3.25                        Interest in Competitors.  Neither Genaissance nor any Subsidiary has any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person) or otherwise, directly or indirectly, in any Person that (i) provides any services or designs, produces or sells any product or product lines or engages in any activity that competes with any activity currently conducted by Genaissance or any of its Subsidiaries or (ii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of Genaissance or any Subsidiary.

3.26                        Internal Controls.  Genaissance and its Subsidiaries are in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to Genaissance and its Subsidiaries.  Genaissance and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Genaissance and its Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Genaissance and its Subsidiaries and designed such disclosure controls and procedures to ensure that material information relating to Genaissance and its Subsidiaries, are made known to the certifying officers by others within those entities, particularly during the period in which Genaissance and its Subsidiaries most recently filed period report under the Exchange Act, as the case may be, is being prepared.  Genaissance and its Subsidiaries’ certifying officers have evaluated the effectiveness of Genaissance and its Subsidiaries’ controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Genaissance and its Subsidiaries presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in Genaissance and its Subsidiaries’ internal controls or, to Genaissance and its Subsidiaries’ knowledge, in other factors that would be reasonably likely to significantly affect Genaissance and its Subsidiaries’ internal controls.

3.27                        No Directed Selling Efforts or General Solicitation.  Neither Genaissance nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

3.28                        Private Placement.  The offer and sale of the Securities to the Purchasers as contemplated hereby is exempt from the registration requirements of the Securities Act and the Securities have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.29                        Questionable Payments.  Neither Genaissance, any Subsidiary, nor, to Borrower’s knowledge, any of their respective current or former officers, directors, or, to Genaissance’s knowledge, greater than 5% shareholders, nor, to Genaissance’s knowledge, any of their respective current or former employees or agents or other Persons acting on their behalf, has on behalf of Genaissance or any Subsidiary or in connection with their respective businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of Genaissance or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.30                        Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Genaissance or any Subsidiary, and Genaissance shall indemnify and hold the Purchasers harmless against any costs or damages incurred as a result of any such claim.

3.31                        Material Facts. This Agreement, the Disclosure Schedules furnished contemporaneously herewith, and the certificates or written statements required hereunder to be furnished to the Purchasers at the Closing by or on behalf of Genaissance or any Subsidiary, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

3.32                        Foreign Assets Control Regulations, etc.  Neither the payment by the Purchasers to the Co-Borrowers contemplated hereunder nor the use of the proceeds of the Securities will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither Genaissance nor any Subsidiary of Genaissance (i) is or will become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (ii) knowingly engages or will engage in any dealings or transactions with any such blocked person.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each of the Purchasers hereby, severally and not jointly, represents and warrants to the Co-Borrowers as follows:

4.1                               Organization.  Such Purchaser is a company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

4.2                               Authorization.  Such Purchaser has the company or partnership, as the case may be, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a signatory, and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite company or partnership, as the case may be, action.  This Agreement and the other Transaction Documents to which it is a signatory have been duly authorized, executed and delivered by such Purchaser and each of them constitutes a valid and binding agreement of such Purchaser, enforceable against it in accordance with their respective terms.

4.3                               Access to Information.  Such Purchaser and its representatives, if any, have had an opportunity to ask questions of and receive answers from representatives of Genaissance concerning its businesses and conditions (financial and other) and the terms and conditions of the transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, such Purchaser shall be entitled to rely on the representations and warranties made by the Co-Borrowers in, and in connection with, this Agreement and the other Transaction Documents, regardless of any investigation of the Co-Borrowers or any of their respective Affiliates by such Purchaser, and no such investigation shall limit any rights to indemnification hereunder.

4.4                               Accredited Investor.  Such Purchaser is an “Accredited Investor” as such term is defined in Rule 501 under the Securities Act.

4.5                               Investment Intent.

(a)                                  Such Purchaser is acquiring the Securities for its own account for investment only and not for or with a view to the resale or distribution thereof in violation of the Securities Act.  The Purchaser has not entered into any contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or anyone else any of the Securities and such Purchaser has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement.  Notwithstanding anything in this Section 4.5(a) to the contrary, nothing in this Section 4.5(a) shall require such Purchaser to hold any of the Securities for any period of time.

(b)                                 Such Purchaser has the present financial ability to bear the economic risk of its investment in the Securities, and such Purchaser has no present need for immediate liquidity in such investment, and the amount so invested does not constitute a substantial portion of its committed and available capital.

(c)                                  Such Purchaser, through its agents and employees, has substantial experience in making investment decisions of this type and/or is relying on its own advisors in making this investment decision and, therefore, either alone or together with its advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.  Such Purchaser was not formed solely for the purpose of acquiring the Securities in the transactions contemplated by this Agreement.

4.6                               Short Sales.  Such Purchaser has not, and has caused its Affiliates not to, during the 15 days prior to the date of this Agreement, directly or indirectly, traded in the

Common Stock or established any hedge or other position in the Common Stock that is outstanding on the Closing Date and that is designed to or would reasonably be expected to lead to or result in a disposition of Common Stock of Genaissance by such Purchaser or any other Person on or before the Closing Date, nor will such Purchaser engage in any hedging or other transaction on or before the Closing Date which is designed to or would reasonably be expected to lead to or result in a disposition of Common Stock of Genaissance by the Purchaser or any other Person in violation of the Securities Act.  Such prohibited hedging or other transactions would include without limitation effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock of Genaissance or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of Genaissance.

5.                                      COVENANTS AND AGREEMENTS OF THE BORROWER.

5.1                               Reservation of Stock.  Genaissance shall at all times, while the Warrants are exercisable, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrants, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the full exercise of the Warrants in accordance with their terms without regard to any exercise or conversion limitations therein.

5.2                               Inspection.  For as long as the Notes are outstanding, each of the Co-Borrowers shall, and shall cause each of its Subsidiaries to, permit the Majority Purchasers, through their representatives and agents, to inspect any of such Co-Borrower’s or such Subsidiary’s properties, licenses, corporate books and financial records, to examine and make copies of the books of accounts and other financial records of such Co-Borrower and each such Subsidiary and to discuss the affairs, finances and accounts of the Co-Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers and accountants at such reasonable times and intervals on reasonable advance written notice to such Co-Borrower; provided that such inspections shall not occur more than once per calendar year unless an Event of Default shall have occurred and be continuing; provided, however, that such Co-Borrower shall not disclose material nonpublic information to the Majority Purchasers, through their representatives and agents, unless prior to disclosure of such information such Co-Borrower identifies such information as being material nonpublic information and provides the applicable representatives and agents of the Majority Purchasers with the opportunity to accept or refuse to accept such material nonpublic information and the Majority Purchasers and their applicable representatives shall enter into an appropriate confidentiality agreement with such Co-Borrower with respect thereto.

5.3                               Reports.  For as long as the Notes are outstanding, each of the Co-Borrowers will furnish to the Purchasers such information relating to such Co-Borrower and its Subsidiaries as from time to time may reasonably be requested by the Majority Purchasers; provided, however, that such Co-Borrower shall not disclose material nonpublic information to the Majority Purchasers, or to advisors to or representatives of the Majority Purchasers, unless prior to disclosure of such information such Co-Borrower identifies such information as being material nonpublic information and provides the Majority Purchasers, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Majority Purchaser wishing to obtain such information shall enter into an appropriate confidentiality agreement with such Co-Borrower with respect thereto.

5.4                               Board Observer Rights.  For so long as the Notes are outstanding, Genaissance shall (i) give the Majority Purchasers written notice of each meeting of Genaissance’s Board of Directors and each committee thereof at least at the same time and in the same manner as notice is given to the directors, and Genaissance shall permit one representative of the Majority Purchasers to attend as an observer all meetings of Genaissance’s Board of Directors and all committees thereof; provided that in the case of telephonic meetings conducted in accordance with Genaissance’s bylaws and applicable law, the Majority Purchasers’ representative shall be given the opportunity to listen to such telephonic meetings and (ii) cause its Board of Directors to hold meetings at least quarterly.  The Majority Purchasers’ representative shall be entitled to receive all written materials and other information (including without limitation copies of meeting minutes) given to directors in connection with such meetings at the same time such materials and information are given to the directors.  If Genaissance proposes to take any action by written action in lieu of a meeting of its Board of Directors or of any committee thereof, Genaissance shall give written notice thereof to the Majority Purchasers’ representative and each of Genaissance’s directors prior to the effective date of such written action describing in reasonable detail the nature and substance of such action.  The Co-Borrowers shall jointly and severally pay the reasonable and documented out-of-pocket expenses of the Majority Purchasers’ representative incurred in connection with attending such board and committee meetings up to an aggregate of $5,000 per calendar year.  Genaissance shall cause each of its Subsidiaries to provide to the Majority Purchasers the same rights with respect to such Subsidiary (including without limitation relating to notice of and attendance at meeting of the board of directors of such Subsidiary) as provided by Genaissance to the Majority Purchasers hereunder.  Notwithstanding the foregoing or anything contained herein to the contrary, the Majority Purchasers’ representative may be excluded from access to any material or meeting or portion thereof if Genaissance’s Board of Directors or the board of directors of any subsidiary of Genaissance (or, in each case, any committee thereof) determines in good faith that such exclusion is reasonably necessary to preserve Genaissance’s attorney-client privilege or is required in order to comply with applicable securities laws, including Regulation FD.  Notwithstanding anything herein or in the other Transaction Documents to the contrary, Genaissance shall not provide any materials (except for the notices required under this Section 5.4, which notices to the Majority Purchasers shall have any material non-public information contained therein redacted by Genaissance prior to delivery to the Majority Purchasers) under this Section 5.4 to the Majority Purchasers unless the Majority Purchasers shall have either (x) notified Genaissance in writing of its desire to exercise its observer rights hereunder until further notice by the Majority Purchasers, or (y) specifically requested such materials from Genaissance.

5.5                               Affirmative Covenants.  For so long as any amount due under the Notes is outstanding, each of the Co-Borrowers hereby covenants and agrees as follows:

(a)                                  Genaissance shall, and shall cause each Subsidiary to, (i) conduct its operations in the ordinary course of business, (ii) keep in full force and effect its corporate existence and all material rights, franchises, intellectual property rights and goodwill necessary to operate its businesses, and (iii) maintain all requisite authority to conduct its business in those jurisdictions in which the failure to do so would reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, Genaissance may engage in dispositions of the New Haven Business, the North Carolina Business or Lark as and to the extent contemplated by Section 5.6(h);

(b)                                 Genaissance shall and shall cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those that are being contested in good faith and with respect to which adequate reserves have been set aside;

(c)                                  Genaissance shall give notice to the Purchasers in writing within fifteen (15) days of becoming actually aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings naming it or any of its Subsidiaries or to which it or any of its Subsidiaries is or becomes a party involving a claim against any of them that would reasonably be expected to result in a Material Adverse Effect, stating the nature and status of such litigation or proceedings, provided, however, except as provided under Section 5.4 above, that the Purchasers shall not be provided with material non-public information, unless prior to disclosure of such material non-public information Genaissance identifies such information as being material nonpublic information and provides the Purchasers with the opportunity to accept or refuse to accept such material nonpublic information and any Purchaser wishing to obtain such information enters into an appropriate confidentiality agreement with Genaissance with respect thereto;

(d)                                 Genaissance shall and shall cause each Subsidiary to promptly notify the Purchasers in writing of the occurrence of any Default or Event of Default under the Notes, this Agreement or any other Transaction Document;

(e)                                  Genaissance shall and shall cause each Subsidiary to comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(f)                                    Genaissance shall and shall cause each Subsidiary to use commercially reasonable efforts to do all things necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition and use commercially reasonable efforts to make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be conducted in the manner as currently conducted;

(g)                                 Genaissance shall promptly notify the Purchasers in writing of any change in the business or the operations of Genaissance or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect; and

(h)                                 To the extent Genaissance is not subject to the reporting requirements of the Exchange Act, Genaissance shall inform the Purchasers in writing within three Business Days of the following material developments: (i) entry by Genaissance or any Subsidiary into material agreements or into any material amendment, modification or supplement to any material agreement; (ii) any termination of any material agreement of Genaissance or any Subsidiary; (iii) any termination or material adverse change in Genaissance’s relationships with its key customers and suppliers; (iv) any material change in the compensation payable to Genaissance’s Key Employees; and (v) a sale, lease or transfer of any material portion of the assets of Genaissance or any Subsidiary.

5.6                               Negative Covenants.  For so long as any amount due under the Notes is outstanding and until payment in full in cash of all amounts payable by the Co-Borrowers thereunder, each of the Co-Borrowers shall not:

(a)                                  take or omit to be taken any action, or permit any of its Subsidiaries to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(b)                                 and shall cause its Subsidiaries not to (i) incur or permit to exist any Indebtedness other than Permitted Indebtedness and (ii) pay any interest on any Indebtedness (other than with respect to Permitted Indebtedness);

(c)                                  and shall cause its Subsidiaries not to create, incur, assume or suffer to exist any Lien upon any of their respective properties, whether now owned or hereafter acquired other than Permitted Liens;

(d)                                 and shall cause its Subsidiaries not to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of their respective Affiliates, except for any such transactions with any of their respective Affiliates which are entered into in the ordinary course of business consistent with past practice and are on arm’s length terms, in each case, other than, if no Event of Default shall then exist, the declaration or payment of dividends on Genaissance’s Series A Preferred Stock in accordance with the terms of Genaissance’s Series A Preferred Stock;

(e)                                  and except with respect to equitable adjustments with respect to Genaissance’s Capital Stock provided for in their governing instruments, as in effect on the date hereof, shall cause its Subsidiaries not to, directly or indirectly, declare or pay any dividends or make any other distributions on account of any shares of any class of its Capital Stock now or hereafter outstanding (other than, if no Event of Default shall then exist, the declaration or payment of dividends on Genaissance’s Series A Preferred Stock in accordance with the terms of Genaissance’s Series A Preferred Stock), or set aside or otherwise deposit or invest any sums for such purpose;

(f)                                    and shall cause its Subsidiaries not to, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire any shares of any class of its Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares; provided, that Genaissance may repurchase Capital Stock from a former employee in connection with the termination or other departure of such employee provided that (A) such repurchase is at cost and is made pursuant to a plan approved or adopted by a majority of the Board of Directors of Genaissance, and (B) no such payment may be made if a Default or Event of Default has occurred and is continuing;

(g)                                 authorize, create, designate, issue or sell any (A) class or series of Capital Stock (including shares of treasury stock), or (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for Capital Stock, which, in the case of each of clauses (A) and (B), such Capital Stock matures or is redeemable prior to the maturity date of the Notes (and no such payment upon maturity or redemption of such Capital Stock shall be paid until the Notes have been paid in full in cash);

(h)                                 effect any Change of Control of Genaissance or any Subsidiary; provided, however, Genaissance may sell or otherwise dispose of its North Carolina Business, New Haven Business or Lark if all of the following conditions are met to the extent applicable: (i) in all cases, written notice specifying the material terms and conditions of the subject transaction shall be provided to the Purchasers at least five (5) Business Days before the execution of a definitive agreement therefore; (ii) in all cases, (x) the consideration from such sale or disposition consists only of cash and/or shares of Capital Stock, or (y) the Majority Purchasers shall have consented thereto in writing; and (iii) in the case of a sale in which some or all of the consideration consists of non-cash proceeds (including, without limitation, Capital Stock) (assuming, in the case of non-cash proceeds other than Capital Stock, the Majority Purchasers have consented thereto), (x) Genaissance uses its commercially reasonable efforts to liquidate any such non-cash proceeds to the extent necessary to fund repayment of the Notes under Section 2.5(b), and (y) the Purchasers shall have a duly perfected, valid, binding and enforceable Lien in all such non-cash proceeds pursuant to the Security Documents (including without limitation Section 4.10(b) of the Security Agreements described in clause (ii) of the definition thereof); and (iv) in the case of any Capital Stock consideration (in addition to clause (iii) immediately preceding), (x) such Capital Stock is then registered for resale under the Exchange Act or is subject to registration rights substantially as favorable to Genaissance as the registration rights provided to the Purchasers in the Registration Rights Agreement, and (y) the average daily trading volume of the issuer of such Capital Stock exceeds $1,000,000 based upon the volume weighted average price measured over the 60 consecutive calendar days immediately preceding execution of a definitive agreement governing such sale or disposition.  For purposes of clarification, any sale or other disposition of the North Carolina Business, the New Haven Business or Lark not permitted by the immediately preceding sentence shall require the Majority Purchasers’ prior written consent, which may be withheld in their reasonable discretion;

(i)                                     and shall cause its Subsidiaries not, to make or own any Investment in any Person, including without limitation any joint venture, other than:

(A)                              Permitted Investments;

(B)                                except as otherwise prohibited in Section 5.6(p), operating deposit accounts with banks;

(C)                                Hedging Agreements entered into in the ordinary course of Genaissance’s financial planning and not for speculative purposes; and

(D)                               any cash advance or capital contribution between Genaissance and Lark; provided, that, the Purchasers have a first priority, security interest in (x) any note, instrument or security evidencing such advance or capital contribution and (y) except as otherwise permitted under Section 5.6(p), any such cash advance or capital contribution;

(j)                                     and shall cause its Subsidiaries not to cancel any liability or debt owed to it, except for consideration equal to or exceeding the outstanding balance of such liability or debt, and in any event, in the ordinary course of business;

(k)                                  and shall cause its Subsidiaries not to liquidate or dissolve, except in connection with a transaction in which all of such Subsidiary’s assets are transferred to Genaissance;

(l)                                     alter or amend the terms of Genaissance’s Series A Preferred Stock in a manner adverse to the Purchasers;

(m)                               amend its or any Subsidiary’s certificate of incorporation or by-laws in a manner adverse to the Purchasers;

(n)                                 and shall cause its Subsidiaries not to amend any agreement if the amendment is reasonably likely to have a Material Adverse Effect;

(o)                                 permit any Subsidiary to issue, sell or otherwise dispose of any shares of its Capital Stock, or any warrants, options, conversion rights or other rights to subscribe for, purchase or acquire such Capital Stock; or

(p)                                 open, maintain, make deposits into or withdraw funds from for its own use, or otherwise utilize, any depository accounts unless (x) such account is subject to a Control Agreement, or (y) the balance of such account, together with all other accounts maintained by the Co-Borrowers not subject to a Control Agreement, at no time exceeds, from the Closing Date through July 15, 2005, $525,000, and after July 15, 2005, $500,000, and neither Co-Borrower shall make any deposits to, or otherwise, cause the balance thereof to exceed, from the Closing Date through July 15, 2005, $525,000, and after July 15, 2005, $500,000.

5.7                               Use of Proceeds.  The proceeds from the sale of the Notes shall be used to repay in full all indebtedness owed to Comerica under the Comerica Facility and for general corporate purposes.

5.8                               SEC Filings.  Genaissance shall (i) maintain its status as a reporting company under the Exchange Act, (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Genaissance under the Exchange Act, and (iii) furnish to each Purchaser upon request (A) a written statement by Genaissance that it has complied with the reporting requirements of the Exchange Act, (B) a copy of Genaissance’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Purchaser of any rule or regulation of the Securities and Exchange Commission that permits the sale of restricted securities without registration.

5.9                               Press Releases.  Any press release or other publicity concerning the Transaction Documents or the transactions contemplated by the Transaction Documents shall be submitted to the non-releasing party for comment at least two (2) Business Days prior to issuance, unless the release is required to be issued within a shorter period of time by law or pursuant to the rules of a national securities exchange, in which case, as soon as practicable prior to issuance.

5.10                        Consents.  Genaissance shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the conditions to Genaissance’s obligation to close to be satisfied.

5.11                        No Conflicting Agreements.  Genaissance will not, and will cause its Subsidiaries not to, take any action, enter into any agreement or make any commitment that would be reasonably likely to conflict or interfere in any material respect with the obligations to the Purchasers under the Transaction Documents.

5.12                        Listing of Underlying Shares.  Genaissance hereby agrees, promptly following the Closing of the transactions contemplated by the Transaction Documents, to take such action to cause the Warrant Shares to be listed on the Nasdaq National Market as promptly as possible but no later than the effective date of the registration contemplated by the Registration Rights Agreement.  Genaissance further agrees that if Genaissance applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it will include in such application the Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed.

5.13                        Further Assurances.  At the Purchasers’ reasonable request, Genaissance shall and shall cause each Subsidiary to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Purchasers from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to the Purchasers as the Purchasers shall reasonably deem necessary or appropriate to consummate the transactions contemplated in any of the Transaction Documents and/or obtain the benefits of the Security Documents, subject to the terms and conditions stated therein.

5.14                        Financial Statements, Etc.  To the extent Genaissance is not subject to the reporting requirements of the Exchange Act, Genaissance shall deliver to Purchasers the following financial statements as and when indicated below:

(a)                                  Monthly Financials.  As soon as available and in any event within 30 days after the end of each of month, a consolidated (and if Genaissance prepares or is required to do so, a consolidating statement of income) statement of income of Genaissance and its Subsidiaries for such monthly period and for the period from the beginning of the respective fiscal year to the end of such period and the related consolidated balance sheet (or consolidating balance sheet, as the case may be) of Genaissance and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of income and cash flows (or consolidating statements of income and cash flows, as the case may be) for the corresponding period in the preceding fiscal year to the extent such financial statements are available.

(b)                                 Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year, a consolidated statement of income and cash flows (and, if so prepared or required to be prepared, a consolidating statement of income and cash flows) of Genaissance and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet (and, if so prepared or required to be prepared, consolidating balance sheet) of Genaissance and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated statements of income and cash flows (or consolidating statements of income and cash flows, as the case may be) for the corresponding period in the preceding fiscal year to the extent such financial statements are available.

(c)                                  Annual Financials.  As soon as available and in any event within 90 days after the end of each fiscal year, an audited consolidated statement of income and cash flows (and if Genaissance so prepares or is required to do so, audited consolidating statement of income and cash flows) of Genaissance and its Subsidiaries for such year and the related audited consolidated balance sheet (and, if prepared or required to be prepared, the audited consolidating balance sheet) of Genaissance and its Subsidiaries at the end of such year, setting forth in each case in comparative form the corresponding information as of the end of and for the preceding fiscal year to the extent such financial statements are available, accompanied by an opinion, without a going concern or similar qualification or exception as to scope or other material qualification or exception, thereon of Genaissance’s auditors (which auditors shall be reasonably acceptable to the Purchasers), which opinion shall state, in substance, that said audited financial statements fairly present in all material respects the consolidated and consolidating financial condition, as the case may be, results of operations and cash flows of Genaissance and its Subsidiaries as at the end of, and for, such fiscal year in conformity with GAAP.

5.15.                     Removal of Legends.  Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement and receipt by Genaissance of a Purchaser’s written confirmation that such Warrant Shares will not be disposed of except in compliance with the prospectus delivery requirements of the Securities Act or (ii) Rule 144(k) becoming available, Genaissance shall, upon a Purchaser’s written request and its delivery of a customary representation letter regarding non-affiliate status, promptly cause certificates evidencing the Purchaser’s Warrant Shares, in the case of clause (i) or (ii), or Warrants, in the case of clause (ii), to be replaced with certificates which do not bear such restrictive legends.  When Genaissance is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to a Purchaser within three (3) Business Days of submission by that Purchaser of legended certificate(s) to Genaissance’s transfer agent together with a representation letter in customary form, Genaissance shall be liable to the Purchaser for liquidated damages in an amount equal to 1.0% of the principal amount of the Note purchased by such Purchaser for each thirty (30) day period (or portion thereof) beyond such three (3) Business Days that the unlegended certificates have not been so delivered.

5.16.                     Senior Note Status.  The Indebtedness represented by the Notes shall be senior to any and all Indebtedness of Genaissance or any Subsidiary, whether now existing or hereafter arising, except for (i) the existing obligations to CII pursuant to the CII Financing and (ii) any purchase money obligations and Capital Lease obligations not to exceed the principal amount of $400,000 in the aggregate at any one time outstanding.

5.17.                     Pre-emptive Rights.

(a)                                  Except as set forth in Section 5.17(c) hereof, if Genaissance proposes to issue or sell any shares of its Capital Stock or rights, options or warrants to purchase shares of its Capital Stock (collectively, the “Offered Securities”), Genaissance shall first give to the Purchasers a notice setting forth in reasonable detail the price and other terms on which such Offered Securities are proposed to be issued or sold, the terms of such Offered Securities and the amount thereof proposed to be issued or sold.  The Purchasers shall thereafter have the pre-emptive right, upon written notice given to Genaissance no later than twenty (20) days after receipt of Genaissance’s notice, to purchase the number of such Offered Securities set forth in such Purchaser’s notice to Genaissance (but in no event more than such Purchaser’s Proportionate Share thereof, as of the date of Genaissance’s notice), for the price and other terms set forth in Genaissance’s notice.  In the event any of the Purchasers exercise their pre-emptive rights pursuant to this Section 5.17, the closing of the purchase and sale of the Offered Securities to any such Purchasers shall take place on such date, no less than ten (10) and no more than thirty (30) days after the expiration of the 20-day period referred to above, as Genaissance may determine; provided, that Genaissance shall give the purchasing Purchasers prompt prior notice of such date.

(b)                                 From the expiration of the 20-day period first referred to in Section 5.17(a) and for a period of ninety (90) days thereafter, Genaissance may offer, issue and sell to any Person, Offered Securities having the terms set forth in Genaissance’s notice relating to such Offered Securities for a price and on other terms no less favorable to Genaissance, and including no less cash, than those set forth in such notice (without deduction for reasonable underwriting, sales agency and similar fees payable in connection therewith); provided, further, that Genaissance may not issue, grant or sell Offered Securities in an amount greater than the amount set forth in such notice minus the amount purchased or committed to be purchased by the Purchasers upon exercise of their pre-emptive rights.

(c)                                  The provisions of Section 5.17(a) shall not apply to (i) issuances to employees, officers, directors and consultants of Genaissance of options to acquire Common Stock, restricted stock or other stock awards pursuant to any stock option or restricted stock plan currently existing or as amended or approved hereafter by the Board of Directors of Genaissance; (ii) the issuance of Common Stock upon exercise of any of the stock options specified in clause (i) above; (iii) the issuance of any shares of Common Stock upon exercise of the Warrants; (iv) the issuance of any shares of Common Stock or other securities of Genaissance upon conversion or exchange of any of the outstanding shares of Genaissance’s Series A Preferred Stock or of any securities issued directly or indirectly upon conversion or exchange thereof, in each case in accordance with Genaissance’s certificate of incorporation; (v) the issuance of any shares of Common Stock upon exercise of any warrants or options outstanding on the date hereof in accordance with their respective terms; (vi) the issuance of any securities of Genaissance in connection with (A) dividends or as a result of stock splits and similar reclassifications, (B) acquisitions of any business, patents, patent rights, intellectual property rights, products, product candidates or technology (including by way of license), or (C) equipment lease financings; (vii) the issuance of any securities of Genaissance in a public offering pursuant to an effective registration statement; and (viii) any other issuance of securities of Genaissance if and to the extent that the Majority Purchasers have waived in writing the provisions of this Section 5.17 in respect thereof.

6.                                      PURCHASER’S CLOSING CONDITIONS.

The obligation of the Purchasers to purchase and pay for the Notes and the Warrants on the Closing Date, as provided in Section 2 hereof, shall be subject to the performance by each of the Co-Borrowers of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions (which may be waived in the sole discretion of the Purchasers):

6.1                               Representations and Warranties.  The representations and warranties of each Co-Borrower contained in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though such warranties and representations were made at and as of such date, except as otherwise affected by the transactions contemplated hereby.

6.2                               Compliance with Agreement, No Default or Event of Default.  Each of the Co-Borrowers shall have performed and complied with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it prior to or on the Closing Date.  No Default or Event of Default shall exist prior to or after giving effect to the transactions contemplated on the Closing Date.

6.3                               Officers’ Certificate.  The Purchasers shall have received a certificate, dated the Closing Date, signed by each of the President and the Chief Financial Officer or Treasurer of each Co-Borrower, certifying that the conditions specified in Sections 6.1, 6.2 and 6.4 hereof have been fulfilled.

6.4                               Injunction.  No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

6.5                               Counsel’s Opinion.  The Purchasers shall have received from Genaissance’s counsel, Wilmer Cutler Pickering Hale and Dorr LLP, an opinion, dated the Closing Date, substantially in the form of Exhibit H hereto.

6.6                               Adverse Development.  Since December 31, 2004, there shall have been no Material Adverse Effect.

6.7                               Litigation.  No pending litigation shall exist against Genaissance or its Subsidiaries which, if successful, would be reasonably likely to result in a Material Adverse Effect or impair the ability of the Co-Borrowers to repay the Notes.

6.8                               Consents.  Each of the Co-Borrowers shall have obtained any and all requisite consents and/or waivers necessary to consummate the transactions contemplated hereunder and under the other Transaction Documents.

6.9                               Other Fees and Expenses.  Each of the Co-Borrowers shall have paid to the Purchasers all other amounts payable hereunder, including the payment to Lowenstein Sandler PC, counsel to Purchasers, of $20,000 as an advance on the reasonable fees and expenses thereof.

6.10                        Insurance.  The Purchasers shall have received evidence reasonably satisfactory to them that each of the Co-Borrowers has in effect commercially reasonable insurance for a company of its size and in its industry, and any non-renewal, cancellation or amendment riders to such policies shall provide for ten (10) days advance written notice to the Purchasers.

6.11                        Repayment of Comerica Facility and other Borrowed Money Indebtedness.  Genaissance shall have provided evidence reasonably satisfactory to the Purchasers that (i) the Comerica Facility shall be repaid in full at Closing with the proceeds of the Notes and (ii) all of Genaissance’s other Indebtedness (other than Permitted Indebtedness, including, without limitation, the CII Financing and obligations relating to up to the principal amount of $400,000 in purchase money security interests and Capital Lease obligations) shall have been repaid in full and all Liens securing such Indebtedness shall have been terminated.

6.12                        Payoff Letter.  Genaissance shall have complied with the terms of a payoff letter executed by Genaissance and Comerica Bank, such terms to be reasonably satisfactory to the Purchasers.

6.13                        Security Interests.  All action necessary or determined by the Purchasers to be necessary to create and perfect the security interests purported to be created by the Security Documents shall have been taken or completed, including the filing of UCC financing statements, delivery of instruments or securities and delivery of “control” agreements necessary to establish control of deposit accounts and securities accounts as contemplated by Articles 8 and 9 of the UCC.

6.14                        Secretary’s Certificate.  The Purchasers shall have received a certificate, dated the Closing Date, signed by the Secretary or Assistant Secretary, as the case may be, of Genaissance and each Subsidiary certifying that (i) its certificate of incorporation annexed thereto is in full force and effect without any amendment, (ii) the by-laws annexed thereto are correct and complete as in effect on the date thereof; and (iii) the resolutions annexed thereto approving the transactions contemplated herein have been duly approved by the Board of Directors of such Persons and remain in full force and effect.

6.15                        Other Transaction Documents.  In addition to the delivery of the Notes and the Warrants as contemplated by Section 2.4, Genaissance shall have executed and delivered, or caused its Subsidiaries to have executed and delivered, to the Purchasers the other Transaction Documents.

7.                                      BORROWER’S CLOSING CONDITIONS.  The obligation of the Co-Borrowers to issue the Notes and the Warrants on the Closing Date, as provided in Section 2 hereof, shall be subject to the satisfaction, prior thereto or concurrently therewith, of the following further conditions (which may be waived in the sole discretion of the Co-Borrowers):

7.1.                            Representations and Warranties.  The representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though such warranties and representations were made at and as of such date.

7.2.                            Compliance with Obligations.  The Purchasers shall have performed and complied with all agreements, covenants and conditions contained in this Agreement required to be performed or complied with by them prior to or on the Closing Date.

7.3.                            Transaction Documents.  The Purchasers shall have executed and delivered to Genaissance the other Transaction Documents to which they are a party.

8.                                      DEFAULT AND REMEDIES.

8.1                               Events of Defaults.  An “Event of Default” shall exist if one or more of the following conditions or events shall occur and be continuing (whether or not any of the following are within the control of either Co-Borrower):

(i)                                     Genaissance or any Subsidiary shall fail to pay when due (whether at stated maturity or at a date fixed for optional or mandatory prepayment or otherwise) any payment of principal, interest, any fee or any other amount on or under any of the Notes or any other Transaction Document;

(ii)                                  Any representation or warranty made by Genaissance or any Subsidiary in or in connection with this Agreement or any other Transaction Document, or in any certificate, financing statement or other document delivered in connection with this Agreement or any other Transaction Document, shall prove to have been false or misleading in any material respect when made or deemed made;

(iii)                               Genaissance or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained herein (other than any payment default which is governed by clause (i) above) or in any of the other Transaction Documents and such failure shall continue unremedied for a period of ten (10) days after Genaissance received notice of such failure;

(iv)                              Genaissance or any Subsidiary shall become unable, fail generally or admit in writing its inability to pay its debts as they become due;

(v)                                 Genaissance or any Subsidiary shall (a) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (vi) of this Section, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Genaissance or any Subsidiary or for all or a substantial part of their respective assets, (d) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (e) make a general assignment for the benefit of creditors or (f) take any action for the purpose of effecting any of the foregoing;

(vi)                              An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (a) liquidation, reorganization or other relief in respect of Genaissance or any Subsidiary or their respective debts, or of all or a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Genaissance or any Subsidiary or for all or a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(vii)                           Genaissance or any Subsidiary shall fail to observe or perform any material covenant, condition or agreement contained in any Material Agreement, which failure shall continue unremedied for a period equal to the lesser of (a) 30 days and (b) any applicable cure period set forth in such Material Agreement, if in any event such unremedied failure would reasonably be expected to have a Material Adverse Effect (provided, however, the foregoing shall not be deemed to limit in any respect clause (x) below);

(viii)                        Any Material Agreement shall be canceled or terminated, other than by Genaissance or a Subsidiary acting with the consent of Genaissance in the ordinary course of business, if such cancellation or termination would reasonably be expected to have a Material Adverse Effect;

(ix)                                There shall have occurred an acceleration of the stated maturity of any Indebtedness of Genaissance and/or any Subsidiary of $300,000 or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by Genaissance or any Subsidiary of notice of such acceleration);

(x)                                   Any Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject only to Liens described in clause (h) of the definition of “Permitted Liens”) on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Purchasers, free and clear of all other Liens (other than the Permitted Liens), or the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except in accordance with their terms), or the enforceability thereof or any other Transaction Document shall be contested by or on behalf of Genaissance or any Subsidiary;

(xi)                                One or more judgments for the payment of money in an aggregate amount in excess of $300,000 (net of any available insurance proceeds) shall be rendered against Genaissance or any one of its Subsidiaries and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any effective action shall be legally taken by a judgment creditor to attach or levy upon any assets of Genaissance or any Subsidiary to enforce any such judgment;

(xii)                             A Change of Control shall have occurred (other than the sale of the North Carolina Business, the New Haven Business or Lark as permitted by Section 5.6(h) and in compliance with the mandatory prepayment provisions of this Agreement); or

(xiii)                          Any Material Adverse Effect shall have occurred.

8.2                               Remedies.

(a)                                  If any Event of Default described in Section 8.1 shall have occurred, the principal on and under the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of Genaissance accrued hereunder and under the other Transaction Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Genaissance on its own behalf and on behalf of its Subsidiaries.

(b)                                 No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any other Transaction Document upon the Purchasers shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

9.                                      INDEMNIFICATION.

9.1                               Indemnification of the Purchasers.  Each of the Co-Borrowers shall jointly and severally indemnify and hold harmless the Purchasers, the Collateral Agent and their respective officers, directors, stockholders, partners, employees, agents, representatives and affiliates (collectively, the “Indemnitees”) against any and all out-of-pocket losses, damages, liabilities and expenses incurred in connection with any and all breaches (except for gross negligence or willful of the Purchaser or the Collateral Agent; for the avoidance of doubt, the indemnification obligations of the Co-Borrowers contained in this Section 9.1 shall not limit the Co-Borrowers right to pursue a cause of action against the Purchasers for any breaches of the Purchasers’ representations, warranties or covenants contained in the Transaction Documents), actions, suits, proceedings including investigations and claims of any kind arising out of or in connection with the execution or delivery of, any advance made under, the indebtedness evidenced by, or any amendment, waiver or consent (whether or not such amendment, waiver or consent becomes effective) relating to all or any of the Transaction Documents, including

(without limitation) all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) (the “Indemnified Liabilities”) in connection with:  (i) any breach or Event of Default under or with respect to any Transaction Document, (ii) enforcing, defending or declaring any rights or remedies under the Transaction Documents; and (iii) responding to any subpoena or other legal process or participating (whether voluntarily or involuntarily) in any legal or other proceeding or investigation of any nature relating to the Transaction Documents; and any insolvency or bankruptcy of Genaissance or any Subsidiary.  Without limiting the generality of the foregoing, Genaissance shall, upon demand, pay or reimburse each indemnitee for all indemnified costs and expenses (including reasonable attorneys’ fees and expenses) incurred thereby.  Genaissance’s obligations under this Section 9.1 shall survive the payment, transfer, conversion, cancellation, enforcement, amendment, waiver or release of the Transaction Documents.

10.                               MISCELLANEOUS.

10.1                        Assignments; Parties in Interest.  Each of the Transaction Documents shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Notes from time to time.  Neither Genaissance nor any Subsidiary may assign any of the Transaction Documents or any of their rights, interests, or obligations thereunder; unless simultaneously therewith, the Notes, together with all accrued and unpaid interest thereon, are repaid in cash in full; provided, however: (i) no such assignment shall relieve Genaissance or such Subsidiary of any matured or unmatured obligations hereunder; and (ii) any such assignee assumes the obligations under this Agreement in a writing reasonably satisfactory to the Purchasers.  The Purchasers may assign any of its rights under any of the Transaction Documents or pledge or grant a security interest in the Notes and its rights thereunder, except that the Purchasers shall not assign any of their rights under any of the Transaction Documents to a for-profit company engaged in the business of researching (including, without limitation, contract research organizations), developing and/or commercializing pharmaceutical or biotechnology products or services that are then competitive with the products or services of either Co-Borrower; provided, however, that such transfer complies with the requirements of applicable securities laws and the transferee agrees to be bound by, and entitled to the benefits of, such Transaction Document as an original party thereto.

10.2                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.3                        Titles and Subtitles.  The titles and subtitles used in the Transaction Documents are used for convenience only and are not to be considered in construing or interpreting the Transaction Documents.

10.4                        Notices.  Any notice, request, demand or other communication required or permitted under the Transaction Documents shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon the date of transmittal of services via telecopy to the party to whom notice is given, or on the third day after deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid.  All communications to either of the Co-Borrowers and to the Purchasers shall be sent at the respective addresses set forth below or at such other addresses as such Co-Borrower or the Purchasers may designate by ten days’ advance written notice to the other parties hereto.

If to the Co-Borrowers:

Genaissance Pharmaceuticals, Inc.

Five Science Park

New Haven, CT  06511

Attention:  Chief Financial Officer

Telephone: (203) 773-1450

Telecopy:  (203) 786-3567

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA  02109

Attention:  Steven D. Singer, Esq.

Telephone: (617) 526-6000

Telecopy:  (617) 526-5000

If to Purchasers:

Xmark Opportunity Fund, L.P.

Xmark Opportunity Fund, Ltd.

Xmark JV Investment Partners, LLC

301 Tresser Boulevard

Suite 1320

Stamford, CT  06901

Attention:  Mitchell D. Kaye

Telephone:  (203) 653-2500

Telecopy:  (203) 653-2501

with a copy to:

Lowenstein Sandler PC

1251 Avenue of the Americas, 18th Floor

New York, NY  10020

Attention: Steven E. Siesser, Esq.

Telephone:  (973) 597-2500

Telecopy:  (973) 597-2400

10.5                        Expenses.  Each of the Co-Borrowers agrees to pay or reimburse the Purchasers for:  (a) all reasonable and documented costs, expenses and other charges in respect of any UCC searches performed by a service firm, to be chosen by Purchasers in its sole discretion, in connection with the transactions contemplated by this Agreement and other collateral searches and filings; (b) all reasonable and documented costs and expenses of the Purchasers, including the reasonable fees and disbursements of Lowenstein Sandler PC incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents (whether or not consummated) and the other instruments and agreements entered into pursuant hereto and thereto; (c) all reasonable and documented costs and expenses of the Purchasers including the reasonable fees and disbursements of one counsel for the Majority Purchasers, incurred in connection with the negotiation, preparation, execution and delivery of any modification, supplement or waiver of this Agreement and any other Transaction Documents (whether or not consummated); provided, however, that Genaissance shall not be required to pay or reimburse the Purchasers for any expenses incurred by the Purchasers in connection with an assignment by the Purchasers of its rights under any of the Transaction Documents; (d) all reasonable and documented expenses of the Purchasers including the fees and disbursements of one counsel for the Majority Purchasers in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 10.5; and (e) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Transaction Documents or any other document referred to herein or therein and all reasonable and documented costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by the Security Agreements or any other document referred to therein.  Payments under this Section shall be made promptly and in any case no later than thirty (30) days after written demand therefor.

10.6                        Amendments and Waivers.  The terms of this Agreement may be amended, modified or waived only upon the written consent of Genaissance and the Majority Purchasers.

10.7                        Entire Agreement; Severability.  The Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect to such subject matter.  If any provision of any Transaction Document is invalid, illegal or unenforceable, the balance of the Transaction Document shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

10.8                        Survival.  Any term or condition set forth in this Agreement which by its terms or context survives any Closing Date will survive and be enforceable on and after the Closing Date.  In no way limiting the foregoing it is expressly acknowledged that this Agreement is also intended as a loan agreement governing certain aspects of the Notes and, therefore, all of the covenants, representations, warranties, obligations and conditions undertaken hereunder shall survive for as long as any Note remains outstanding and, without limiting the survival of any other Sections hereunder pursuant to its terms, in the case of Sections 10.1, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10 as well as this Section 10.8, shall survive indefinitely.

10.9                        Governing Law; Consent to Jurisdiction.  This Agreement, and all matters arising directly or indirectly hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.  Each of the Co-Borrowers and the Purchasers hereby (a) irrevocably consent and submit to the non-exclusive jurisdiction of the state and federal courts located in New York in connection with any suit, action or other proceeding directly or indirectly arising out of or relating to this Agreement, and (b) irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.10                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY, AND ALL OTHER CLAIMS.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Note and Warrant Purchase Agreement as of the day and year first above written.

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Ben D. Kaplan
Name:	Ben D. Kaplan
Title:	Senior VP & CFO

LARK TECHNOLOGIES, INC.

By:	/s/ Ben D. Kaplan
Name:	Ben D. Kaplan
Title:	Secretary

XMARK OPPORTUNITY FUND, LTD.

By:	/s/ Mitchell D. Kaye
Name:	Mitchell D. Kaye
Title:	C.I.O.

XMARK OPPORTUNITY FUND, L.P.

By:	/s/ Mitchell D. Kaye
Name:	Mitchell D. Kaye
Title:	C.I.O.

XMARK JV INVESTMENT PARTNERS, LLC

By:	/s/ Mitchell D. Kaye
Name:	Mitchell D. Kaye
Title:	C.I.O.

SCHEDULE I

Name of Purchaser	Principal Amount of Note	Number of Warrants	Aggregate Purchase Price

Xmark Opportunity Fund, L.P.	$1,200,000	533,333	$1,200,000

Xmark Opportunity Fund, Ltd.	$1,800,000	800,000	$1,800,000

Xmark JV Investment Partners, LLC	$1,500,000	666,667	$1,500,000